Exhibit 10.2

CA, Inc. Change in Control Severance Policy
(Amended and Restated as of January 21, 2014)

(Schedules as of July 30, 2014)

Schedule A
(2.99 Multiple)

Chief Executive Officer (Michael P. Gregoire)*
Executive Vice President and Chief Financial Officer (Richard J. Beckert)*
Executive Vice President and Group Executive, Worldwide Sales and Services (Adam Elster)*
Executive Vice President, Enterprise Solutions and Technology Group (Amit Chatterjee)*

[Employees may be added or eliminated from time to time]

Schedule B
(2.00 Multiple)

Executive Vice President and Chief Marketing Officer (Lauren P. Flaherty)*

[Employees may be added or eliminated from time to time]

Schedule C
(1.00 Multiple)

Executive Vice President, Strategy and Corporate Development (Jacob Lamm)

[Employees may be added or eliminated from time to time]

*Denotes participants not eligible for the excise tax-gross-up pursuant to section 4(g) of the Policy.